VolitionRx Limited Announces Pricing of Public Offering of Common Stock

NAMUR, Belgium, Sept. 30, 2016 /PRNewswire/ -- VolitionRx Limited (NYSE MKT: VNRX), a life sciences company focused on developing diagnostic tests for cancer, today announced the pricing of its previously announced underwritten public offering of 2.25 million shares of common stock at a public offering price of $5.00 per share, resulting in gross proceeds of approximately $11.25 million.

The offering is expected to close on or about October 5, 2016, subject to the satisfaction of customary closing conditions. Volition has granted the underwriters a 30-day option to purchase up to 337,500 additional shares of common stock to cover over-allotments, if any.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NASDAQ: NHLD), is acting as sole book-running manager for the offering. Lake Street Capital Markets and The Benchmark Company, LLC have acted as advisors in the offering.

Volition intends to use the net proceeds of the offering for continued product development, clinical studies, product commercialization, working capital, and for other general corporate purposes.

The securities described above are being offered by Volition pursuant to a "shelf" registration statement on Form S-3 (File No. 333-206781), including a base prospectus, previously filed with and declared effective by the Securities and Exchange Commission (SEC) on September 18, 2015. A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available, from National Securities Corporation, Attention: Kim Addarich, 410 Park Avenue, 14th Floor, New York, NY 10022, or by telephone at (212) 417-8164, or by e-mail at prospectusrequest@nationalsecurities.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Volition

Volition is a life sciences company focused on developing diagnostic tests for cancer. The tests are based on the science of Nucleosomics®, which is the practice of identifying and measuring nucleosomes in the bloodstream or other bodily fluid – an indication that disease is present.

Volition's goal is to make the tests as easy and simple to use, for both patients and doctors, as existing diabetic and cholesterol blood tests. Volition's research and development activities are currently centered in Belgium as the company focuses on bringing its diagnostic products to market first in Europe, then in the U.S. and ultimately, worldwide.

Visit Volition’s website (http://www.volitionrx.com) or connect with us via Twitter,  LinkedIn,  Facebook or  YouTube.

The information contained on the Volition website, Twitter, LinkedIn, Facebook or YouTube is not incorporated by reference into this press release.

Media / Investor Contacts

Louise Day, Volition	Scott Powell, Volition
L.Day@volitionrx.com	S.Powell@volitionrx.com
+44 (0) 7557 774 620	+1 (646) 650-1351

Tirth Patel, Edison Advisors	Rachel Carroll, Edison Advisors
tpatel@edisongroup.com	rcarroll@edisongroup.com
+1 (646) 653-7035	+44 (0) 20 3077 5711

Safe Harbor Statements

Statements in this press release may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. Words such as "expects," "anticipates," "intends," "plans," "aims," "targets," "believes," "seeks," "estimates," "optimizing," "potential," "goal," "suggests," "could," "would," "should," "may," "will" and similar expressions identify forward-looking statements. These forward-looking statements relate to the proposed public offering, gross proceeds of the proposed public offering and the intended use of proceeds from the offering. The Company's actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. Risks and uncertainties related to the proposed offering include the satisfaction of customary closing conditions.  Other risks and uncertainties include the Company's failure to obtain necessary regulatory clearances or approvals to distribute and market future products in the clinical IVD market; a failure by the marketplace to accept the products in the Company's development pipeline or any other diagnostic products the Company might develop; the Company will face fierce competition and the Company's intended products may become obsolete due to the highly competitive nature of the diagnostics market and its rapid technological change; and other risks identified in the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other documents that the Company files with the Securities and Exchange Commission. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this release, and, except as required by law, the Company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Nucleosomics®, NuQ® and HyperGenomics® and their respective logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries. All other trademarks, service marks and trade names referred to in this press release are the property of their respective owners.

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